Exhibit 8.1

List of Subsidiaries of Amber International Holding Limited

Name	Subsidiaries		Place of Incorporation
Optimix Media Asia Limited	100%		Hong Kong
iClick Interactive Asia Limited	100%		Hong Kong
iClick Interactive (Singapore) Pte. Ltd.	100%		Singapore
Diablo Holdings Corporation	100%		British Virgin Islands
Harmattan Capital Holdings Corporation	100%		British Virgin Islands
China Search (Asia) Limited	100%		Hong Kong
Search Asia Technology (Shenzhen) Co., Ltd.	100%		People’s Republic of China
CMRS Group Holding Limited	100%		Hong Kong
Beyond Digital Solutions Limited	100%		Hong Kong
CMRS Digital Solutions Limited	100%		Hong Kong
CruiSo Digital Solutions Limited	100%		Hong Kong
CruiSo Directions Limited	100%		Hong Kong
SociaLink Consultancy Limited	100%		Hong Kong
Amber DWM Holding Limited	100%		Cayman Islands
Amber Match Limited	100%		British Virgin Islands
Amber Premium FZE	100%		Dubai
Amber DWM Limited	100%		Hong Kong
Sparrow Holdings Pte. Limited	100%		Singapore
Sparrow Tech Private Ltd	100%		Singapore
Sparrow Digital Pte. Ltd	100%		Singapore
Sparrow Fund Management Pte. Ltd	100%		Singapore
Sparrow Operations Private Ltd	100%		Singapore
Guangzhou Kushu Information Technology Co., Ltd.	100%		People’s Republic of China
Beijing OptAim Network Technology Co., Ltd.	100	%(1)	People’s Republic of China
Shanghai Myhayo Technology Co., Ltd.	37	%(2)	People’s Republic of China
Anhui Myhayo Technology Co., Ltd.	37	%(2)	People’s Republic of China

(1) VIE.

(2) VIE’s subsidiary.